Exhibit 10.11

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is made and entered into effective as of January 5, 2005 (the “Effective Date”), by and among ONCOGENEX TECHNOLOGIES INC., having offices at #400 – 1001 West Broadway, Vancouver, B.C., V6H 4B1 (“OncoGenex”) and ISIS PHARMACEUTICALS, INC., having principal offices at 2292 Faraday Avenue, Carlsbad CA 92008 (“Isis”).  OncoGenex and Isis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Isis and OncoGenex wish to collaborate in the identification of two lead MOE Gapmers targeted to inhibit two separate Collaboration Gene Targets, using Isis’ proprietary MOE chemistry, on the terms set forth below;

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in Appendix 1.

ARTICLE 2 -
SCOPE OF COLLABORATION; COLLABORATION ACTIVITIES

Section 2.1                                   Scope of Collaboration.  The Parties will collaborate to jointly identify MOE Gapmers designed to inhibit the Collaboration Gene Targets according to the Project Plan attached hereto as Appendix 2.4.1 and made part of this Agreement (the “Collaboration”).  Following the completion of the Project Plan, OncoGenex will be solely responsible for the continued development and commercialization of any Products, subject to royalty and milestone payments to be paid to Isis as set forth in this Agreement.

Section 2.2                                   Collaboration Activities.

2.2.1                     General.  The Parties will use Commercially Reasonable Efforts to conduct their respective responsibilities outlined in the Project Plan in accordance with this Agreement and the Project Plan in good scientific manner, and in compliance in all material respects with all Applicable Law, and will cooperate reasonably with the other Party to achieve the goals of the Collaboration.

2.2.2                     Collaboration Exclusivity.     During the Term of this Agreement, neither Party nor their Affiliates will (a) engage, on behalf of itself or any other party, in the research, development,  manufacture, use, offer for sale, sale or import of Antisense Compounds designed to modulate the Collaboration Gene Targets, or (b) grant to any Third Party any license or right to research, develop, make, have made, use, sell, offer for sale, have sold or import Products, other than as provided in this Agreement. Notwithstanding the foregoing, (i) OncoGenex retains the right (A) to use, have used and

*Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

to grant limited sublicenses to use OncoGenex’s Product-Specific Technology Patents for research, scholarly and other non-commercial purposes only and, (B) to grant sublicenses to any Third Party in accordance with Section 3.1.1; and; (ii) Isis retains the right to use Antisense Compounds modulating the Collaboration Gene Targets or to transfer such Antisense Compounds to third parties for non-commercial target validation purposes.  In each case such activities will not be interpreted as a breach of this Agreement.  In addition, the Parties acknowledge that Isis entered into a Strategic Collaboration and License Agreement with Alnylam Pharmaceuticals, Inc. dated March 11, 2004 and that Alnylam may independently discover and develop Antisense Compounds against Collaboration Gene Targets; however,  Isis will not grant Alnylam any Isis Patent Rights specifically claiming the applicable Collaboration Gene Target or methods of specifically treating such Collaboration Gene Target.

Section 2.3                                   Target pool.  OncoGenex will have a pool (the “Target Pool”) containing up to 2 slots for which OncoGenex can designate certain gene targets for collaborative research, development and commercialization under this Agreement (each such slot, a “Target Slot” and any gene target occupying such a slot, a “Collaboration Gene Target”).  OncoGenex must designate at least one Collaboration Gene Target within the first 6 months following the Effective Date and the second Collaboration Gene Target within the first 24 months following the Effective Date.  If OncoGenex fails to designate a Collaboration Gene Target by the applicable deadline above, it will lose its right to designate such Collaboration Gene Target.

2.3.1                     New Target Request.  When OncoGenex wishes to add a new gene target to occupy a vacant Target Slot, it will provide Isis with written notice (the “Request Notice”) of the gene target it wishes to add (the “Proposed Collaboration Target”).  The Request Notice will include the gene name, the NCBI accession number or nucleic acid sequence for the Proposed Collaboration Target.

2.3.2                     New Target Rejection/Approval.  Within 15 days of receipt of the Request Notice, Isis will give OncoGenex written notice describing (a) if any of the criteria set forth below in clauses (i) and (ii) applied to such Proposed Collaboration Target at the time of Isis’ receipt of the Request Notice and (b) the nature of any financial or other obligations to a Third Party associated with the Proposed Collaboration Target (“Encumbrances”).  If, at such time, the Proposed Collaboration Target is (i) subject to Isis’ own Active Program or (ii) encumbered by a contractual obligation between Isis and a Third Party that would preclude Isis from granting a license under Section 3.1.1. with respect to the Proposed Collaboration Target, then the Proposed Collaboration Target will be rejected and will not become a Collaboration Gene Target.  If the Proposed Collaboration Target is not rejected under this subsection 2.3.2, the Proposed Collaboration Target will become a Collaboration Gene Target; provided, however, that if the Proposed Collaboration Gene Target has any Encumbrances, before such Proposed Gene Target becomes a Collaboration Gene Target, OncoGenex must agree in writing to assume all applicable Encumbrances for such Proposed Gene Target.  At the time a particular gene target becomes a Collaboration Gene Target, the Parties will mutually agree whether such Collaboration Gene Target is a Level 1, Level 2 or Level 3 Collaboration Gene Target.

2.3.3                     Target Substitution Procedures.  OncoGenex can substitute and replace a new gene target for an existing Collaboration Gene Target at any time prior to the [***] with a MOE Gapmer modulating such Collaboration Gene Target; provided however, that OncoGenex is only allowed a total of [***] such substitutions under this Agreement.  OncoGenex will provide Isis with written notice of its intent to substitute, indicating which Collaboration Gene Target it wishes to substitute out and which new gene target (the “Proposed Substitution Target”) it wishes to substitute in.  In determining whether to accept or reject a Proposed Substitution Target, Isis will follow the same procedures for adding a Proposed Collaboration Target set forth in Section 2.3.2 (including assigning an appropriate Target Level).  If the Proposed Substitution Target is not rejected under this subsection 2.3.3, the Proposed Substitution Target will become a Collaboration Gene Target and the gene target substituted out will no longer be considered a Collaboration Gene Target.  In addition, for each substitution, OncoGenex will pay the substitution fee set forth in Section 4.2.  Furthermore, once a Collaboration Gene Target is substituted out, any MOE Gapmers that modulate such former Collaboration Gene Target will be considered a Discontinued Product pursuant to Section 9.1 of this Agreement.

2.3.4                     Confidentiality.  The fact that OncoGenex has designated or removed a particular gene target within the OncoGenex Target Pool is Confidential Information of OncoGenex, or that Isis has rejected a particular gene target proposed for a Target Slot, disallowed the substitution of a particular gene target and any Encumbrances Isis discloses are Confidential Information of Isis, subject to the provisions of Article 5.

2.3.5                     Commercially Reasonable Efforts For Each Collaboration Gene Target.  OncoGenex will use Commercially Reasonable Efforts to develop and commercialize a Product that modulates such Collaboration Gene Target (whether alone, in collaboration with an Affiliate or Third Party or through a licensee); provided, however, that Article 9 sets forth Isis’ sole remedy in the event of OncoGenex failing to so use Commercially Reasonable Efforts.

Section 2.4                                   Project Plan.

2.4.1                     Goals of Project Plan.  The Project Plan and the Parties’ responsibilities thereunder and the funding thereof are set forth in Appendix 2.4.1.

2.4.2                     Changes to Project Plan.  Any changes to the Project Plan will require the prior written approval of both Parties, and if such changes require additional activities, the Project Plan will include a budget for such activities and a method of funding.

2.4.3                     Responsibilities Following Completion of the Project Plan.  Following the completion of the Project Plan, OncoGenex will be solely responsible for further development and commercialization of the Product, including but not limited to:

(a)                                  Contracting for the manufacturing of all drug needed for toxicology studies and clinical trials.

(b)                                  Coordinating all aspects of animal pharmacology and toxicology studies needed for IND filing.

(c)                                  Conducting clinical trials.

(d)                                  Negotiating any and all sublicensing agreements with Third Parties for the ongoing development and/or marketing of the Product.

If requested by OncoGenex, in order to facilitate further development and commercialization of the Product, the Parties will mutually agree to a consulting agreement, including an applicable hourly rate, under which Isis will provide consulting in addition to what is described in the Project Plan.

After the Project Plan has been completed, the Parties will append to this Agreement the specific sequence and chemistry of each MOE Gapmer which constitutes the active pharmaceutical ingredient in each Product.

Section 2.5                                   Manufacturing of Product.

2.5.1                     Isis will have the first right to manufacture the API for the Product, on mutually agreeable, commercially reasonable terms and conditions, and pursuant to a supply agreement to be agreed to by the Parties containing terms customary in the industry regarding quality control, ordering, delivery, title and risk of loss, warranties and indemnification.

2.5.2                     If Isis is unable or unwilling to manufacture the API for the Product, or if the Parties cannot reach agreement on the terms and conditions for a supply agreement within 60 days of a request for transfer pricing quote by OncoGenex, OncoGenex may:

(a)                                  have the API for the Product manufactured by a manufacturer licensed under Isis’ proprietary manufacturing and analytical technology; or

(b)                                  have the API for the Product manufactured using a process not covered by Isis’ proprietary manufacturing and analytical technology.

ARTICLE 3 -
GRANT OF RIGHTS

Section 3.1                                   License Grant for Collaboration Activities.

3.1.1                     Isis Grant.  Subject to the terms and conditions of this Agreement, Isis hereby grants to OncoGenex (a) an exclusive, worldwide license under the Isis

Product-Specific Technology Patents and the Joint Patents to any Product-Specific Technology to research, develop, make, have made, use, sell, offer for sale, have sold and import Products, (b) a non-exclusive, worldwide license under the Isis Core Technology Patents, solely to research develop, make, have made, use, sell, offer for sale, have sold and import Products and (c) a non-exclusive, worldwide license under the Isis Core Technology Patents solely to research MOE Gapmers generated under the Research Plan that modulate Collaboration Gene Targets. The licenses granted to OncoGenex are sublicensable only in connection with a license of a Product to one or more Third Parties for the continued development and commercialization of Products in accordance with the terms of this Agreement.  This license will automatically terminate with respect to any Product that modulates a Collaboration Gene Target that has been substituted and replaced by another gene target pursuant to Section 2.3.3.

3.1.2                     OncoGenex Grant.  Subject to the terms and conditions of this Agreement, OncoGenex hereby grants to Isis a non-exclusive, non-transferable, limited license or sublicense, as the case may be, under the OncoGenex Product-Specific Technology Patents, solely to perform Isis’ responsibilities in the Project Plan.

3.1.3                     Improvements. To the extent that Isis has the right to license an Improvement, the Parties will negotiate in good faith regarding the use of any such Improvement in Products.  If the Parties agree to terms under which such Improvement will be used in Products, Isis will grant to OncoGenex a license under the Improvement solely to research, develop, make, have made, use, sell, offer for sale, have sold and import Products; provided, however, that to the extent such Improvement is made by Isis while performaning work under any Project Plan, Isis shall grant such license to OncoGenex without any further consideration from OncoGenex. The license granted hereunder will be sublicensable only in connection with a license of a Product to one or more Third Parties for the continued development and commercialization of Products in accordance with the terms of this Agreement.

ARTICLE 4 -
FINANCIAL PROVISIONS

Section 4.1                                   Up-Front Payment by OncoGenex. Within 15 days following the date a new gene target is accepted as a Collaboration Gene Target pursuant to Section 2.3.2, OncoGenex will pay Isis an up-front technology access and license fee of (i) $750,000 (U.S.) plus (ii) the applicable Target Level Fee for such target.  OncoGenex can elect, at its sole discretion, to pay this fee (a) in cash, (b) in shares of OncoGenex Preferred Stock (as defined in Appendix 1) or (c) by issuing Isis a convertible promissory note (pursuant to, and in substantially the form of the Note and corresponding Note Purchase Agreement attached hereto as Appendix 4.1).  The applicable Target Level Fee for each Collaboration Gene Target will be determined according to the following table:

Target Level	Additional Target Level Fee
Level 1

[***]

Level 2

[***]

Level 3

[***]

Section 4.2                                   Substitution fee.  OncoGenex will pay Isis (i) [***] plus (ii) the applicable Target Level Fee (as calculated under Section 4.1 above) for such target for each substituted Collaboration Gene Target it makes under Section 2.3.3 (a “Substitution Fee”); provided however that OncoGenex may credit the Target Level Fee OncoGenex paid to Isis (if any) for the Collaboration Gene Target replaced as part of such substitution against this substitution fee.  Notwithstanding the foregoing, OncoGenex will not receive any refund or reimbursement if the amount OncoGenex is entitled to credit under this Section 4.2 is greater than the applicable Substitution Fee.  The payments due Isis under this Section are payable in cash or shares of OncoGenex Preferred Stock (as defined in Appendix 1) at OncoGenex’s sole discretion.

Section 4.3                                   Milestone Payments by OncoGenex for First Oncology Indication.  OncoGenex will pay to Isis the relevant milestone payment (based on the applicable milestone achieved and Target Level) not more than thirty (30) days after achievement, by OncoGenex or a sublicensee, of each of the applicable events within the field of oncology for each Product developed hereunder; provided however that no additional milestone payment shall be due or owing when a Product meets the same milestone within the field of oncology once that milestone payment has already been paid, as follows:

Event	Level 1	Level 2	Level 3
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Section 4.4                                   Milestone Payments by OncoGenex for First Primary Indication Outside Oncology.  OncoGenex will pay to Isis the relevant milestone payment (based on the applicable milestone achieved and Target Level) not more than thirty (30) days after achievement, by OncoGenex or a sublicensee, of each of the applicable events outside the field of oncology for each Product developed hereunder; provided however that no additional milestone payment shall be due or owing when a Product meets the same milestone outside the field of oncology once that milestone payment has already been paid, as follows:

Event	Level 1	Level 2	Level 3
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Section 4.5                                   Royalty Payments by OncoGenex.  In consideration of Isis’ collaborative efforts and the licenses granted hereunder, OncoGenex will pay Isis a royalty on the Net Sales of the Product based on the applicable Target Level attributable to the Product in accordance with the table set forth below. OncoGenex will pay such royalties for the Term of the Agreement.

Royalty on Net Sales
Level 1	[***]
Level 2	[***]
Level 3	[***]

Section 4.6                                   Third Party Payments. In addition to the royalty set forth in Section 4.5, OncoGenex will pay to Isis a royalty of [***] of Net Sales of Product, pursuant to a license agreement with [***] and a royalty of [***] of Net Sales of Product pursuant to a license agreement with [***]. In the event that Isis negotiates a reduction or elimination of the royalties with these Third Party licensors, the royalties due hereunder will still be paid to Isis.  Notwithstanding the foregoing, the Parties agree that if the Isis Patent Rights licensed by Isis from [***] and/or [***] and sublicensed under this Agreement do not include any Valid Claims that are infringed by using, manufacturing, offering for sale, selling or importing Products at the time of such use, manufacture, offer for sale, sale or import, then OncoGenex will not be responsible for paying the royalties flowing through to [***] and/or [***], as applicable, and the total royalty payable will be reduced accordingly.

Section 4.7                                   Timing of Royalty Payments.  The royalties will become due and payable within sixty (60) days after each respective Royalty Due Date and shall be calculated in respect of the Net Sales in the three (3) month period ending with the applicable Royalty Due Date.

Section 4.8                                   Payment Method.  Any amounts due to a Party under this Agreement will be paid in U.S. dollars, by wire transfer in immediately available funds to an account designated by the receiving Party or by check.  Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus two percent (2%), or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is delinquent, compounded monthly.

Section 4.9                                   Currency; Foreign Payments.  If any currency conversion will be required in connection with any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the last business day of the calendar quarter to which such payments relate.  If at any time legal restrictions prevent the prompt remittance of any payments in any jurisdiction, the applicable Party may notify the other and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of the receiving Party or its designee, and such Party will have no further obligations under this Agreement with respect thereto.

Section 4.10                            Taxes.  A Party may deduct from any amounts it is required to pay to the other Party pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed on the receiving Party by a jurisdiction of the paying Party (“Withholding Taxes”).  The paying Party will provide the receiving Party a certificate evidencing payment of any Withholding Taxes hereunder within 30 days of such payment and will reasonably assist the receiving Party, at the receiving Party’s expense, to obtain the benefit of any applicable tax treaty.

Section 4.11                            Records Retention; Audit.

4.11.1              Regulatory Records.  With respect to the subject matter of this Agreement, each Party will maintain, or cause to be maintained, records of its respective research, development, manufacturing and commercialization activities, including all Regulatory Documentation, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will be complete and accurate and will fully and properly reflect all work done and results achieved in the performance of such activities.  All Regulatory Documentation will be retained for a period as may be required by Applicable Law.  Each Party will have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records for the sole purpose of performing their obligations or exercising their rights hereunder.

4.11.2              Record Retention.  Each Party will maintain (and will ensure that its sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect Net Sales with respect to the Product in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with GAAP, which books, records and accounts will be retained by such party until the later of (i) 3 years after the end of the period to which such books, records and accounts pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

4.11.3              Audit.  Each Party will have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to the audited Party, have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of Net Sales for any calendar quarter or calendar year ending not more than 24 months prior to the date of such request; provided, however, that neither Party will have the right to conduct more than one such audit in any Calendar Year.  The requesting Party shall bear the cost of such audit unless the audit reveals a variance of more than 5% from the reported results, in which case the audited Party shall bear the cost of the audit.  The results of such accounting firm shall be final and binding upon the Parties, absent manifest error.

4.11.4              Payment of Additional Amounts.  If, based on the results of such audit, additional payments are owed by the audited Party under this Agreement, the audited Party will make such additional payments, with interest as set forth in Section 4.8, within 60 days after the date on which such accounting firm’s written report is delivered to such Party.

4.11.5              Confidentiality.  The auditing Party will treat all information subject to review under this Section 4.11 in accordance with the confidentiality provisions of Article 5 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 5 -
CONFIDENTIALITY

Section 5.1                                   Disclosure and Use Restriction.  Except as expressly provided herein, the Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information received from the other Party.

5.1.1                     Authorized Disclosure.  Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)                                  made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b)                                  otherwise required by applicable law or regulation; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicable;

(c)  made by such Party to the Regulatory Authorities as necessary for the development or commercialization of a Product in a country, or as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(d)  made by such Party, in connection with the performance of this Agreement, to permitted sublicensees, licensors, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5; or

(e)  made by such Party to existing or potential acquirers; existing or potential pharmaceutical collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

Section 5.2                                   Press Releases.  Press releases or other similar public communication by either Party relating to this Agreement, unless relating solely to a Product being developed by the Party making the communication, will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.

Section 5.3                                   Publications and Presentations.  The Parties acknowledge that scientific lead-time is a key element of the value of the research and development activities under the Collaboration and further agree that scientific publications and presentations must be strictly monitored to prevent any adverse effect from premature publication or disclosure of results of the research or development activities hereunder.  At least thirty (30) days prior to submission of any material related to the research or development activities hereunder for publication or presentation, the submitting Party will provide to the receiving Party a draft of such material for its review and comment.  The receiving Party will provide any comments to the submitting Party within twenty (20) days of receipt of such materials alerting the submitting Party to the presence of the receiving Party’s Confidential Information or patentable subject matter that requires protection and in each case, specifically identifying such information (“Notice of Objection”). Each Party will reasonably review proposed publications and presentations submitted by the other Party as promptly as possible and will not unreasonably withhold its consent to such publications or presentations that have been submitted for review with less than the required notice period.

5.3.1                     In the event the receiving party makes such Notice of Objection, the submitting party shall refrain from disclosing the material until the receiving Party’s Confidential Information, as identified in the Notice of Objection, is removed. Once the receiving Party’s Confidential Information has been removed, the Notice of Objection will be deemed withdrawn and the submitting party shall not be restricted from publishing the material, provided that any objection based on patentable subject matter contained in the material has also been addressed in accordance with the terms of section 5.3.2.

5.3.2                     If the Notice of Objection identifies patentable subject matter then the submitting Party will withhold the material from submission for publication or presentation and the Parties shall work together in good faith and, as quickly as possible after receipt of the Notice of Objection, to file patents and take all necessary measures to establish and preserve proprietary rights that may be contained in the material being submitted for publication or presentation as identified in the Notice of Objection. Once the Parties have taken such steps to protect the patentable subject matter, the Notice of Objection will be deemed withdrawn and the submitting party shall not be restricted from publishing the material. In no event, provided the submitting Party is acting in good faith to protect the patentable material, shall a Notice of Objection relating to patentable material delay publication for longer than three (3) months from the date the Notice of Objection was received by the submitting Party.

ARTICLE 6 -
INTELLECTUAL PROPERTY

Section 6.1                                   Intellectual Property Ownership.

6.1.1                     Ownership of Intellectual Property. Isis will own all inventions made solely by its employees and agents (as determined under United States patent laws) as part of the Collaboration, and all Patents claiming such inventions.  OncoGenex will own all inventions made solely by its employees and agents (as determined under United States patent laws) as part of the Collaboration, and all Patents claiming such inventions.  All inventions made (as determined under United States patent laws) jointly by employees or agents of Isis and employees or agents of OncoGenex (“Joint Technology”), and all Patents claiming such inventions, will be owned jointly by Isis and OncoGenex.  During the Term of this Agreement, each Party shall promptly disclose in writing to the other Party on an ongoing basis, and prior to filing any Patent, any Joint Technology or Product-Specific Technology invented as part of the Collaboration.  Once a Collaboration Gene Target has been approved under Section 2.3.2, the Parties will each disclose to each other the current status of all Product-Specific Technology Patents Controlled by such Party and licensed under this Agreement with respect to such Collaboration Gene Target.

6.1.2                     Ownership of Regulatory Documentation. Unless and until Isis sends an Election Notice pursuant to Article 9 of this Agreement, all Regulatory Documentation with respect to a Product will be owned by OncoGenex, or its sublicensee, if applicable.  If OncoGenex discontinues development of such Product and Isis sends an Election Notice in accordance with Section 9.2, all Regulatory Documentation with respect to such Product will be transferred to Isis.  In the event that this Agreement terminates pursuant to Section 9.2, all Regulatory Documentation will remain with the Party that first secured such Regulatory Documentation.

Section 6.2                                   Prosecution of Patents.

6.2.1                     Solely Owned Patents. With the exception of Product-Specific Technology Patents, as set forth in 6.2.2, each Party will have the sole right, at its cost and expense and at its sole discretion, to obtain, prosecute and maintain throughout the world any Patents solely owned or Controlled by such Party.

6.2.2                     Product-Specific Technology Patents.  OncoGenex will have the sole right and at its sole cost and discretion, to obtain, prosecute and maintain throughout the world the Product-Specific Technology Patents including Joint Product-Specific Technology Patents. OncoGenex shall reimburse Isis for all of Isis’ reasonable out-of-pocket costs incurred prior to and after entering into this Agreement to obtain, prosecute and maintain throughout the world, any Product-Specific Technology Patents Controlled by Isis; provided however that OncoGenex will not be required to make any such reimbursements for expenses incurred by Isis after a Discontinuance.  OncoGenex will keep Isis informed of all Isis Product Specific Technology Patent applications and registrations to be filed by OncoGenex, and Isis shall have the right to comment on such applications within the timeframes of the patent filing process and deadlines.  Until a Product has reached the dosing of the first patient in a Phase II Clinical Trial stage of development, OncoGenex must accept Isis’ reasonable good faith comments on any Isis Product Specific Technology Patent applications and registrations covering such Product.  Notwithstanding the foregoing, if Isis is unilaterally developing and commercializing a Product in accordance with Section 9.2, Isis will have the first right, subject to compliance with any Third Party agreements OncoGenex may have with respect to such Patents, to file, prosecute and maintain any Product-Specific Technology Patents pertaining to such Product at its sole expense, provided that if Isis elects not to (a) pursue the filing, prosecution or maintenance of an OncoGenex Product-Specific Technology Patent or a Joint Product-Specific Technology Patent in a particular country, or (b) take any other action with respect to OncoGenex Product-Specific Technology or Joint Product-Specific Technology in a particular country that is necessary or reasonably useful to establish or preserve rights thereto, then in each such case Isis will so notify OncoGenex promptly in writing and in good time to enable OncoGenex to meet any deadlines by which an action must be taken to establish or preserve any rights in such OncoGenex Product-Specific Technology or Joint Product-Specific Technology in such country, and OncoGenex will have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such OncoGenex Product-Specific Technology Patents or Joint Product-Specific Technology Patents, at its expense in such country.

6.2.3                     Filing of Joint Patents.  All Joint Product Specific Technology Patents will be governed by Section 6.2.2.  For all other Joint Patents, the Parties will cooperate with one another with respect to the filing, prosecution and maintenance of such Joint Patents.  The Parties will designate one of the Parties to be responsible for, and to initially bear the expense of, the preparation, filing, prosecution, and maintenance of a Joint Patent, provided that the responsible Party will be entitled to reimbursement by the other Party of an equal share of the responsible Party’s expenses. The responsible Party will consult with the other Party as to the preparation, filing, prosecution, and maintenance of such Joint Patent reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and will furnish to the other

Party copies of all relevant documents reasonably in advance of such consultation. For the life of the Joint Patents, the Parties will mutually agree upon all Joint Patent filings.

6.2.4                     Cooperation.  Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the other Party’s Patents, the Product-Specific Technology Patents and the Joint Patents.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to file, prosecute, and maintain its Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

Section 6.3                                   Enforcement of Patents

6.3.1                     Rights and Procedures.  If Isis or OncoGenex determines that any Patent licensed hereunder is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the Parties of their respective rights and obligations under this Agreement, it will promptly notify the other Party in writing and provide such other Party with any evidence of such infringement that is reasonably available.

(a)                                  Joint Patents.  With respect to infringement of a Joint Patent that is not a Product-Specific Technology Patent, the Party responsible for filing, prosecution and maintenance of such Joint Patent under Section 6.2.3 will have the first right to bring and control any action or proceeding with respect to such Joint Patent, and will bear all expenses thereof, and the other Party will have the right, at its own expense, to be represented in any such action; provided, however, that if the Party with the first right to bring and control actions and proceedings with respect to such Joint Patent fails to bring an action or proceeding within ninety (90) days following notice of such infringement, or earlier notifies the other Party in writing of its intent not to take such steps, the other Party will have the right to do so at its expense, and the first Party will have the right, at its own expense, to be represented in any such action. Notwithstanding the foregoing, if the infringement is likely to have a material adverse effect on the development or commercialization of a Product, the Parties will meet to determine whether to defend against such infringement based on the Joint Patents, and if the Parties mutually agree to proceed in defending such infringement based on the Joint Patents, the Parties will share (on a pre-determined basis as agreed to by the Parties) in the reasonable costs incurred relating to the removal of any such infringement.

(b)                                  Product-Specific Technology Patents.  With respect to Product-Specific Technology Patents, OncoGenex will have the first right, at OncoGenex’s expense, but not the obligation, to enforce against such infringement.   In the event that OncoGenex fails to take commercially appropriate steps to enforce against any infringement of any such Product-Specific Technology Patent within ninety (90) days following notice of such infringement, or earlier notifies Isis in writing of its intent not to take such steps, and such infringement is likely to have a material adverse effect on the Product, Isis will have the right (the “Isis Step-in Right”) to do so at its expense, and OncoGenex will have the right, at its own expense, to be represented in any such action. If Isis is unilaterally developing and commercializing the Product pursuant to Section 9.2, Isis will have the right, at Isis’ own expense, to remove infringement of the Product-Specific Technology Patents. In the event that Isis fails to take commercially appropriate steps to enforce against any infringement of any such Product-Specific Technology Patent within ninety (90) days following notice of such infringement, or earlier notifies OncoGenex in writing of its intent not to take such steps, and such infringement is likely to have a material adverse effect on the Product, OncoGenex will have the right (the “OncoGenex Step-in Right”) to do so at its expense, and Isis will have the right, at its own expense, to be represented in any such action.

(c)                                  Isis Patent Rights.  Except as set forth in Sections 6.3.1(a) and (b) above, with respect to the Isis Patent Rights, Isis will have the sole right, but not the obligation, at its own expense, to enforce against such infringement using commercially appropriate steps, including the filing of an infringement suit or taking other similar action.  Notwithstanding the foregoing, if the infringement is likely to have a material adverse effect on the development or commercialization of any Products, the Parties will meet to determine whether to abate such infringement based on the Isis Patent Rights, and if the Parties mutually agree to abate such infringement based on the Isis Patent Rights, Isis will remove the infringement using commercially appropriate steps, and the Parties will share (on a pre-determined basis as agreed to by the Parties) in the reasonable costs incurred relating to the removal of any such infringement.

(d)                                  Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.  In addition, the Party not enforcing the applicable Patent will have the right to participate in the action with its own counsel.

6.3.2                     Recovery.  Any amounts recovered by either or both Parties in connection with or as a result of any action contemplated by Section 6.3.1, whether by settlement or judgment, will first be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the Party currently developing or commercializing a Product, provided that such remainder will be treated as Net Sales and royalties will be owing in respect of such Net Sales pursuant to this Agreement.  Notwithstanding the foregoing, if Isis enforces Product Specific Technology Patents pursuant to the Isis Step-in Right or OncoGenex enforces Product Specific Technology Patents pursuant to the OncoGenex Step-in Right under Section 6.3.1(b), any amounts recovered by the enforcing Party in connection with such enforcement, whether by settlement or judgment, will first be used to reimburse the Parties for their reasonable costs and expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by the enforcing Party.

Section 6.4                                   Validity and Enforceability of Parties’ Technology.  The Parties agree that during the Term of this Agreement, and for 5 years thereafter, neither Party will bring any action in a court of law, or otherwise challenge the validity or enforceability of the other Party’s Technology licensed under this Agreement.

ARTICLE 7 -
TERM AND TERMINATION

Section 7.1                                   Term.  Unless earlier terminated in accordance with the provisions of Section 9.2, the term of this Agreement (the “Term”) for each Product hereunder commences upon the Effective Date and will continue until the later of (a) 10 years after the date of first commercial sale of such Product, or (b) the expiration of the last to expire of any Patent that, but for the licenses granted hereunder would be infringed by the manufacture, use or sale of such Product.

Section 7.2                                   Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Isis or OncoGenex are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

Section 7.3                                   Consequences of Expiration or Termination.

7.3.1                     Licenses.  Upon expiration of the Term of this Agreement in accordance with Section 7.1 or upon termination of this Agreement as it relates to a particular Product,  pursuant to Section 9.2, the licenses granted by Isis to OncoGenex, and by OncoGenex to Isis, hereunder will terminate as they relate to such Product.

7.3.2                     Return of Information and Materials.  Upon expiration of this Agreement pursuant to Section 7.1 or upon termination of this Agreement as it relates to a particular Product pursuant to Section 9.2, each Party, at the request of the other Party, will return all data, files, records and other materials in its possession or control relating to such other Party’s Technology, or containing or comprising such other Party’s Information and Inventions or other Confidential Information and, in each case, to which the returning Party does not retain rights hereunder (except one copy of which may be retained for archival purposes).

Section 7.4                                   Accrued Rights; Surviving Obligations.

7.4.1                     Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

7.4.2                     Survival. Articles 4, 9, 10, 11 and 12, and Sections 5.1, 5.1.1, 6.1,  6.2.3, 6.2.4,  6.3.1(a), 6.3.1(d), and 6.3.2 of this Agreement and this Section 7.4 will survive expiration or termination of this Agreement for any reason.

ARTICLE 8 -

MATERIAL BREACH OF THIS AGREEMENT

Section 8.1                                   Material Breach.  Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to trigger the provisions of Section 12.5 if such default is not cured.  If such default is not cured within 90 days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not commence actions to cure such default within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to trigger the provisions of Section 12.5.; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be stayed until such time as the dispute is resolved pursuant to Section 12.5 hereof.

ARTICLE 9 -

DISCONTINUED DEVELOPMENT BY ONCOGENEX

Section 9.1                                   Discontinued Development. In the event of a Discontinuance, whether voluntary or as determined under Section 9.3 below, Isis will have a reversion right as further described in Section 9.2.

Section 9.2                                   Reversion Rights. Within 90 days from the date of Discontinuance, Isis may elect to unilaterally continue development of any such Discontinued Product by notice in writing to OncoGenex (an “Election Notice”) that Isis is exercising its rights under this Section 9.2.  If OncoGenex has not received an Election Notice from Isis within such 90 day period, Isis will be deemed to have declined to exercise its reversion rights, and this Agreement will terminate with respect to such Discontinued Product. Upon receipt of an Election Notice, OncoGenex will grant to Isis a worldwide license or sublicense, as the case may be, to all OncoGenex Product-Specific Technology Patents solely to develop, make, have made, use, sell, offer for sale, have sold and import the Discontinued Product.  This license will be (i) exclusive with respect to Product Specific Technology Patents claiming the composition of matter or method of using the Discontinued Product and (ii) nonexclusive with respect to all other Product Specific Technology Patents.  Additionally, Isis will assume the Encumbrances previously identified for such Product under Section 2.3.2 and each Party will be released from its obligations under Section 2.2.2 but only with respect to the gene target modulated by such Discontinued Product.  The license granted hereunder will be sublicensable only in connection with a license of a Discontinued Product to a Third Party for the continued development and commercialization of the Discontinued Product in accordance with the terms of this Agreement. In consideration of OncoGenex collaborative efforts and the licenses granted hereunder, Isis will pay to OncoGenex (i) all royalty, milestone and other payments owing by OncoGenex to a Third Party, including, but not limited to the University of British Columbia in respect of the development and/or commercialization of any Discontinued Product and that were disclosed in writing to Isis at Discontinuance, in respect of Product-Specific Technology Patents (for flow-through to such Third Party), and (ii) a royalty on Net Sales of any Discontinued Product at the applicable royalty rate noted in the following table, based on the stage of development of any Discontinued Product at the time of Discontinuance:

Stage of development of the Product	Royalty
[***]	[***]
[***]	[***]
[***]	[***]

Isis shall pay such royalties for the Term of the Agreement and the provisions of Articles 7, 8 and 10 and of Sections 4.6 through 4.11 will apply to Isis mutatis mutandis .

Section 9.3                                   Disputes Regarding Diligence

9.3.1               Diligence Notice.  If Isis believes that OncoGenex has failed to use Commercially Reasonable Efforts in accordance with Section 2.3.5, Isis will deliver to OncoGenex a reasonably detailed statement of the basis for such belief (a “Diligence Notice”).  Within 30 calendar days after the delivery by Isis of a Diligence Notice, OncoGenex must deliver to Isis a written notice (a “Response Notice”) specifying one of the following (i) OncoGenex’s acknowledgement that it has elected to abandon as a whole the concept of modulating a particular Collaboration Gene Target using MOE Gapmers, whereby a Discontinuance will be deemed to have occurred, (ii) OncoGenex’s desire to cure such alleged failure, including a reasonably detailed description of OncoGenex’s strategy for curing such alleged failure (such response , an “Intent to Cure Notice”), or (iii) OncoGenex’s objection to the Diligence Notice, including a reasonably detailed statement of the basis of such objection (such response, a “Dispute Notice”).  If OncoGenex does not deliver a Response Notice within such 30-calendar day period, a Discontinuance will be deemed to have occurred.  If OncoGenex delivers to Isis an Intent to Cure Notice, OncoGenex will have 120 days following delivery of the applicable Diligence Notice (the “Cure Period”) to satisfy the conditions set forth in Section 2.3.5.

9.3.2 Dispute. If, (i) OncoGenex delivers to Isis a Dispute Notice or (ii) following the Cure Period Isis still believes that OncoGenex is in breach of Section 2.3.5, the Parties will arbitrate such dispute pursuant to Section 12.5.  If such arbitration determines that OncoGenex breached Section 2.3.5, then a Discontinuance will be deemed to have occurred.

ARTICLE 10 -
INDEMNIFICATION AND INSURANCE

Section 10.1                            Indemnification of Isis.  OncoGenex will indemnify Isis, and its respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) but only to the extent arising from or occurring as a result of any and all liability suits, investigations, claims or demands by a Third Party (collectively, “Losses”) arising from or occurring as a result of or in connection with (a) any material breach by OncoGenex of this Agreement, (b) the gross negligence or willful misconduct on the part of OncoGenex or its licensees or sublicensees in performing any activity contemplated by this Agreement, or (c) the manufacture, use, handling, storage, sale or other disposition of a Product that is sold by OncoGenex, its Affiliates, agents or sublicensees; except to the extent of Losses for which Isis has an obligation to indemnify OncoGenex pursuant to Section 10.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses, or except as may be provided under a supply agreement under Section 2.5.

Section 10.2                            Indemnification of OncoGenex.  Isis will indemnify OncoGenex,  and its respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of or in connection with (a) any material breach by Isis of this Agreement, or (b) the gross negligence or willful misconduct on the part of Isis or its licensees or sublicensees in performing any activity contemplated by this Agreement, or (c) the manufacture, use, handling, storage, sale or other disposition of a Product that is sold by Isis, its Affiliates, agents or sublicensees; except for those Losses for which Isis has an obligation to indemnify OncoGenex pursuant to Section 10.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses or, except as may be provided under a supply agreement under Section 2.5.

Section 10.3                            Indemnification Procedure.

10.3.1              Notice of Claim.  The indemnified Party will give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any claim upon which such indemnified Party intends to base a request for indemnification under Section 10.1 or Section 10.2, but in no event will the indemnifying Party be liable for any losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such loss (to the extent that the nature and amount of such loss are known at such time).  The indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any claim or losses.  All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by such Party to this Agreement (the “Indemnified Party”).

10.3.2              Third Party Claims.  The obligations of an indemnifying Party under this Article 10 with respect to losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 10.1 or 10.2 (a “Third Party Claim”) will be governed by and be contingent upon the following additional terms and conditions:

(a)                                  Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party will reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

(b)                                  Right to Participate in Defense.  Without limiting Section 10.3.2(a), any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3.2(a) (in which case the Indemnified Party will control the defense).

(c)                                  Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate.  With respect to all other losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3.2(a), the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed).  The indemnifying Party will not be liable for any settlement or other disposition of a loss by an Indemnitee that is reached without the written consent of the indemnifying Party.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(d)                                  Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation will include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e)                                  Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 10.4                            Insurance.  Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a certificate of insurance.  Each party will promptly notify the other Party of any material change in insurance coverage or lapse in coverage in that regard.

ARTICLE 11 -
REPRESENTATIONS AND WARRANTIES

Section 11.1                            Representations, Warranties and Covenants.  Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

11.1.1              Corporate Authority.  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

11.1.2              Litigation.  Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other party.

11.1.3              Consents, Approvals, etc.  All necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.1.4              Conflicts.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

11.1.5              Debarment.  No such Party nor any of its Affiliates has been debarred or is subject to debarment and neither such Party nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any party who has been debarred pursuant to Section 306 of the Federal

Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section.  Each Party will inform the other Party in writing immediately if it or any party who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any party performing services hereunder.

Section 11.2                            Additional Representations and Warranties of Isis.  Isis represents and warrants to OncoGenex that Isis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

Section 11.3                            Additional Representations and Warranties of OncoGenex.  OncoGenex represents and warrants to Isis that OncoGenex is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

Section 11.4                            DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, ONCOGENEX AND ISIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ONCOGENEX AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12 -
MISCELLANEOUS

Section 12.1                            Force Majeure.  Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.  The non-performing Party will notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties will meet to discuss in good faith how to proceed in order to accomplish the goals of the Collaboration outlined in this Agreement.

Section 12.2                            Assignment.

Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets to which this Agreement relates if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement or (ii) Isis may assign or transfer its rights under Article 4 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.  Any purported assignment or transfer in violation of this Section will be void ab initio and of no force or effect.  Notwithstanding the foregoing, if OncoGenex assigns its rights under this Agreement to a Third Party, the right to substitute Collaboration Gene Targets under Section 2.3.3 under this Agreement will terminate and no longer apply.

Section 12.3                            Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 12.4                            Governing Law.

This Agreement will be governed by and construed in accordance with the laws of Delaware without reference to any rules of conflicts of laws.

Section 12.5                            Dispute Resolution.

12.5.1              General.  Any dispute, controversy or claim arising from or related to this Agreement or the breach thereof will first be referred to the attention of the Chief Executive Officers of each of the Parties by notice in writing in accordance with the terms of this Agreement.  The Chief Executive Officers (or their respective designees) will meet as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.  If any dispute, controversy or claim is not resolved by the Chief Executive Officers of the Parties (or their designees) within 30 days after such dispute is referred to them, then either Party will have the right to arbitrate such dispute in accordance with Section 12.5.2.

12.5.2              Arbitration. If the Parties do not fully settle any dispute, controversy or claim pursuant to Section 12.5.1 and a Party wishes to pursue the matter further, each such dispute, controversy or claim will be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration will be conducted by a panel of three persons experienced in the pharmaceutical or biotechnology business: within 30 days after initiation of arbitration, each Party will select one person to act as arbitrator and the two Party-selected arbitrators will select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be appointed by the AAA. No individual shall be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 12.5.  The place of arbitration will be Seattle, Washington.  Notwithstanding anything to the contrary in this Agreement, either Party may apply to any court of valid jurisdiction for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

12.5.3              Disputes Regarding Material Breach.  If the Parties are in dispute as to whether one party is in material breach of this Agreement, then the arbitrators will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 8.1.  If the material breach is not cured within the time period provided pursuant to Section 8.1, the arbitration will continue and the arbitrators will, as part of the same arbitration, award damages to the non-defaulting Party.

12.5.4              Costs and Expenses.  Except as expressly provided herein, each Party will bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration. Notwithstanding the foregoing (i), if a Party has been found to be in material breach of this Agreement, the defaulting Party will be responsible for the costs and expenses (including the costs of the arbitrators and any administrative fees of arbitration) and the reasonable attorneys’ fees of both Parties (collectively, the “Arbitration Expenses”), (ii) if the dispute was regarding whether a Discontinuance has occurred and the arbitrators determined that a Discontinuance did occur, then OncoGenex will be responsible to pay the Arbitration Expenses, and (iii) if the dispute was regarding whether a Discontinuance has occurred and the arbitrators determined that a Discontinuance did not occur, then Isis will be responsible to pay the Arbitration Expenses.

12.5.5              Procedure.   The method and manner of discovery in any arbitration proceeding under this Agreement shall be governed California Code of Civil Procedure § 1282 et seq. (including without limitation California Code of Civil Procedure § 1283.05). Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

12.5.6              Speedy Resolution.   The Parties intend, and shall take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of arbitration, and the arbitrators shall conduct the arbitration so as to resolve the dispute as expeditiously as possible.

12.5.7              Awards. The arbitrators may award monetary damages and injunctive relief, but may not order the granting or termination of licenses or assign rights to a Product to either of the Parties.  Monetary damages shall be in the form of off-set royalties or otherwise, to account for the damages to the non-defaulting Party from the breach, and to account for the defaulting Party’s contribution to the Product in view of the breach.  All awards shall be in writing and shall state reasons.  Executed copies of all awards shall be delivered by the arbitrators to the Parties as soon as is reasonably possible.  All awards of the arbitrators shall be final and binding on the Parties, and there shall be no appeal of any such award whatsoever.  The Parties undertake to satisfy any award without delay.

Section 12.6                            Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to OncoGenex, to:

OncoGenex Technologies Inc.
#400 – 1001 West Broadway
Rm 550, 2660 Oak Street
Vancouver, B.C., V6H 4B1
Attention: Scott D. Cormack, President
Facsimile: 604-736-3687

with a copy to:

Doug Seppala
McCullough O’Conner Irwin, Solicitors
1100-888 Dunsmuir Street
Vancouver, B.C., Canada
V6C3K4
fax: 604-687-7099

If to Isis, to:

Isis Pharmaceuticals, Inc.
2292 Faraday Avenue
Carlsbad, California 92008
Attention: Executive Vice President
Facsimile: (760) 603-4650

with a copy to:

Attention: General Counsel
Facsimile: (760) 268-4922

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 12.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 12.7                            Entire Agreement; Modifications.  This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 12.8                            Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.  Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior written consent of the other to do so.  All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.

Section 12.9                            Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

Section 12.10                     Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.11                     No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

Section 12.12                     Further Assurance.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

Section 12.13                     References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit will mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

Section 12.14                     Construction.  Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” as used herein will mean including, without limiting the generality of any description preceding such term.  The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.  Appendices to this Agreement, or added hereto according to the terms of this Agreement, are made part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ONCOGENEX TECHNOLOGIES INC.		ISIS PHARMACEUTICALS, INC.

Per:	/s/ Scott Cormack	Per:	/s/ B. Lynne Parshall

Scott D. Cormack,		B. Lynne Parshall
President & CEO		Executive Vice President and CFO

APPENDIX 1

Definitions

“Active Program” means with respect to a gene target, any ongoing drug discovery, development, or commercialization of a compound by Isis (either on its own or in collaboration with a Third Party) directed to such gene target.

“Affiliate” of a party means any other party that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first party.  For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” will mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a party, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, and (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a party; provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Antisense Compound” means an oligomeric compound or analog, mimic or mimetic thereof having a sequence that is partially or wholly complementary to the sequence of a messenger RNA (pre-mRNA or mRNA), viral RNA, or noncoding RNA that directly modulates RNA expression.

“API” means, with respect to a Product, the bulk active pharmaceutical ingredient for such Product.

“Applicable Law” means the applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of British Columbia or the United States.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Collaboration” has the meaning set forth in Section 2.1.

“Collaboration Gene Target” has the meaning set forth in Section 2.3.

“Commercially Reasonable Efforts” means, with respect to the research, development, manufacture or commercialization of the Product, efforts and resources used by a Party or such Party’s collaborator(s) consistent with the efforts and resources commonly used in the biotechnology industry for products of similar commercial potential at a similar stage in its lifecycle, taking into consideration their safety and efficacy, cost to develop, priority in relation to other products under development by such Party, the size and financial resources of the Party, the competitiveness of alternative products, proprietary position, the likelihood of regulatory approval, profitability, and all other relevant factors.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For purposes of this Agreement, notwithstanding the Party that disclosed such information or know-how, all information or know-how of OncoGenex shall be Confidential Information of OncoGenex, and all information and know-how of Isis shall be Confidential Information of Isis.

Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information for purposes of this Agreement if such information or know-how:

(a)                                  was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;

(b)                                  was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party;

(c)                                  became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

(d)                                  was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or

(e)                                  was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party.  Further, any combination of Confidential Information shall not be considered to be in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

“Control” means, with respect to any Patent or other intellectual property right, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license, sublicense or other right to or under, such Patent or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party

“Discontinuance” means the occurrence of any one of the following:

1 OncoGenex voluntarily elects to abandon as a whole the concept of modulating a particular Collaboration Gene Target using MOE Gapmers, as evidenced by a written communication from an authorized officer of OncoGenex to Isis.

2. OncoGenex completes a substitution under Section 2.3.3, but only with respect to the gene target substituted out.

3. a Discontinuance has been deemed to have occurred pursuant to Section 9.3.

“Discontinued Product” means a pharmaceutical preparation containing a MOE Gapmer that down regulates a Collaboration Gene Target, where such Collaboration Gene Target was abandoned as part of a Discontinuance.

 “Election Notice” has the meaning set forth in Section 9.2.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles of the United States consistently applied.

“Improvement” means any patented invention within the scope of inventions claimed in the Isis Core Technology Patents and necessary for the development or commercialization of a Product, that is made or Controlled by Isis after the Effective Date of this Agreement, but not including any Isis Product-Specific Technology Patents; provided, however, that all data resulting from any work under any Project Plan shall be considered Product-Specific Technology and shall not, under any circumstances, constitute an Improvement.

“IND” means an investigational new drug application filed with the FDA or TPD for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions.

“IND Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Indemnification Claim Notice”, “Indemnified Party” and “Indemnitee” have the meanings set forth in Section 10.3.1.

“Isis Core Technology Patents” means Patents Controlled by Isis on the Effective Date that are necessary for the development and commercialization of the Product, but does not include (A) Isis’ Product-Specific Technology Patents, or (B) Patents Controlled by Isis that claim, and only to the extent that they claim, (i) manufacturing and analytical technologies, (ii) formulation and delivery technologies, (iii) RNAi technologies, (iv) microRNA technologies, and (v) other chemical modifications or motifs besides the MOE Gapmer chemistry.

“Isis Patent Rights” means any Patents owned or Controlled by Isis.

“Joint Patents” means all Patents that claim, and only to the extent that they claim, Joint Technology.

“Joint Technology” has the meaning set forth in Section 6.1.1.

“Level 1 Collaboration Gene Target” means a Collaboration Gene Target that at the time it became a Proposed Collaboration Target, Isis (i) had not performed any preclinical or clinical studies on a MOE Gapmer modulating such Collaboration Gene Target or (ii) had performed some cell culture studies to initially screen oligonucleotide sequences for gene target inhibition, but no animal studies on a MOE Gapmer modulating such Collaboration Gene Target.

“Level 2 Collaboration Gene Target” means a Collaboration Gene Target that at the time it became a Proposed Collaboration Target, Isis had developed some positive pharmacological data in cell culture and animal cancer models using a MOE Gapmer modulating such Collaboration Gene Target.

“Level 3 Collaboration Gene Target” means a Collaboration Gene Target that at the time it became a Proposed Collaboration Target, Isis had a MOE Gapmer modulating such Collaboration Gene Target that was ready for IND Enabling Studies.

“Losses” has the meaning set forth in Section 10.1.

“Major Market” means the United States, Canada, Japan and the European Union.

“Material Adverse Change” means a material adverse change in the assets, business, financial condition, results of operations or future prospects (other than prospects relating to the economy in general or the pharmaceutical or biotechnology industries in general) of OncoGenex.

“MOE Gapmer” means a single stranded antisense phosphorothioate oligonucleotide of 15-30 nucleotides wherein all of the backbone linkages are modified by adding a sulfur at the non-bridging oxygen (phosphorothioate) and a stretch of at least 10 consecutive nucleotides remain unmodified (deoxy sugars) and the remaining nucleotides contain an O´-methyl O´-ethyl substitution at the 2´ position

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for commercial product in the United States or equivalent application for regulatory approval in other Major Market countries.

“Net Sales” means the gross invoice price of the Product sold by the Party having the right to sell or have sold the Product pursuant to this Agreement, and/or sublicensees of such Party, to a Third Party which is not a sublicensee of the selling party (unless such sublicensee is the end user of the Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party in an arm’s-length transaction) for sales of such Product to such end users less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls, (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes), and (v) government mandated rebates.

“Patents” shall include (i) all U.S. patents and patent applications, (ii) any substitutions, divisions, continuations, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, (iii) any continuations-in-part and (iv) any foreign or international equivalent of any of the foregoing.

“Phase I Clinical Trial” means the initial clinical testing of the Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of the Product.

“Phase II Clinical Trial” means the clinical testing of the Product in humans who are patients with a disease for which the Product is being tested, involving not more than three dose escalation levels and occurring after at least one Phase I Clinical Trial has been completed, with the intention of (i) determining the optimal dose to use in a Pivotal Quality Clinical Trial, and (ii) gaining a preliminary assessment of the efficacy of the Product in treating such disease.

“Pivotal Quality Clinical Trial” means a human clinical trial of the Product designed to be of a size and statistical power to support an NDA filing alone or in combination with other studies.  If it is unclear whether or not a study design will be sufficient to support an NDA filing (other than by virtue of the uncertainty of efficacy data from that trial) the study will be deemed to be a Pivotal Quality Clinical Trial on the initiation of activities to support an NDA filing.  Initiation of a Phase III clinical study will be deemed to be initiation of a Pivotal Quality Clinical Trial.

“Preferred Stock” means the Preferred Stock of OncoGenex valued at the same per-share price and of the same class with the same rights and preferences as the Preferred Stock issued in OncoGenex’s most recent financing round; provided, however that if (i) more than 6 months have passed since the last financing round in which OncoGenex issued such Preferred Stock or (ii) a Material Adverse Change has occurred, then the Parties will mutually agree upon an appropriate equity security and corresponding value to issue.  Preferred Stock will also include any other equity securities (e.g. warrants) that were issued in conjunction with the sale of the Preferred Stock issued in OncoGenex’s most recent financing round.

 “Product” means a pharmaceutical preparation comprising any single MOE Gapmer generated under the Project Plan which (i) down regulates a Collaboration Gene Target and (ii) OncoGenex has provided Isis with written notice designating such MOE Gapmer as a development candidate.

“Product-Specific Technology” means any discovery, device, process, method of use, composition, formulation, data or information, whether or not patented or patentable, which is made or Controlled solely by Isis or OncoGenex, or jointly by Isis and OncoGenex, prior to the Effective Date or during the Term of this Agreement, and which relates only to the gene targets down regulated by a Product or in the case of a Discontinued Product, such Discontinued Product.

“Product-Specific Technology Patents” means all Patents that claim and only to the extent that they claim Product-Specific Technology.

“Project Plan” means the Parties’ initial development plan for Collaboration Activities, as set forth in Appendix 2.4.1.

“Regulatory Approval” means (a) in the United States, approval by the FDA of an NDA, or similar application for marketing approval, and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in a Major Market other than the United States, approval by regulatory authorities having jurisdiction over such country of a single application or set of applications comparable to an NDA and satisfaction of any related applicable regulatory and notification requirements (if any).

“Regulatory Authority” means any applicable government entities regulating or otherwise exercising authority with respect to the development and commercialization of the Product.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Royalty Due Dates” means the last working days of March, June, September and December of each and every year during which this Agreement remains in full force and effect.

“Target Level” means the level (i.e. Level 1, Level 2 or Level 3) assigned to a Collaboration Gene Target under Section 2.3.

“Term” has the meaning set forth in Section 7.1.

“Third Party” means any party other than Isis or OncoGenex or their Affiliates.

“Third Party Claims” has the meaning set forth in Section 10.3.2.

“TPD” means the Therapeutics Products Directorate, Health Products and Food Branch, Health Canada, and any successor agency thereto.

“Valid Claim” means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been permanently cancelled, withdrawn, or abandoned.

“Witholding Taxes” has the meaning set forth in Section 4.10.

APPENDIX 2.4.1

PROJECT PLAN

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